EXHIBIT 12(b)

                   BANKERS TRUST CORPORATION AND SUBSIDIARIES
    COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                              (dollars in millions)


                                                                                                                          Six Months
                                                                              Year Ended December 31,                          Ended
                                                 -----------------------------------------------------------------------    June 30,
                                                           1995         1996         1997           1998         1999          2000
                                                 ----------------------------------------------------------------------------------
Earnings:
 1. Income (loss) before
      income taxes                                         $469       $1,131       $1,239          $(77)      $(1,415)         $127
 2. Add: Fixed charges
           excluding
           capitalized
           interest
           (Line 13)                                      5,138        5,483        5,959         6,954         3,654         1,468
 3. Less: Equity in undistri-
            buted income of
            unconsolidated
            subsidiaries and
            affiliates                                       28           30         (117)           15            75            29
                                                 ----------------------------------------------------------------------------------

 4. Earnings including
      interest on deposits                                5,579        6,584        7,315         6,862         2,164         1,566
 5. Less: Interest on
            deposits                                      1,360        1,355        2,076         2,195         1,424           551
                                                 ----------------------------------------------------------------------------------
 6. Earnings excluding
      interest on deposits                               $4,219       $5,229       $5,239        $4,667          $740        $1,015
                                                 ==================================================================================

Preferred Stock Dividend Requirements:
 7. Preferred stock dividend
      requirements                                          $51          $51          $49           $32           $23           $11
 8. Ratio of income (loss) from
      continuing operations
      before income taxes to
      income (loss) from
      continuing operations
      after income taxes                                    151%         148%         143%          105%           88%         1588%
                                                  ---------------------------------------------------------------------------------
 9. Preferred stock dividend
      requirements on a pretax
      basis                                                 $77          $75          $70           $34           $20          $175
                                                  =================================================================================

Fixed Charges:
10. Interest Expense                                     $5,105       $5,451       $5,926        $6,919        $3,612        $1,449
11. Estimated interest
      component of net
      rental expense                                         33           32           33            35            42            19
12. Amortization of debt
      issuance expense                                       --           --           --            --            --            --
                                                 ----------------------------------------------------------------------------------
13. Total fixed charges
      including interest on
      deposits and excluding
      capitalized interest                                5,138        5,483        5,959         6,954         3,654         1,468
14. Add: Capitalized
           interest                                          --           --           --            --            --            --
                                                 ----------------------------------------------------------------------------------
15. Total fixed charges                                   5,138        5,483        5,959         6,954         3,654         1,468

16. Add: Preferred stock
           dividend require-
           ments - pretax
           (Line 9)                                          77           75           70            34            20           175
                                                 ----------------------------------------------------------------------------------

17. Total combined fixed
      charges and preferred
      stock dividend require-
      ments on a pretax
      basis                                               5,215        5,558        6,029         6,988         3,674         1,643

18. Less: Interest on
           deposits
           (Line 5)                                       1,360        1,355        2,076         2,195         1,424           551
                                                 ----------------------------------------------------------------------------------
19. Combined fixed charges
      and preferred stock
      dividend requirements
      on a pretax basis
      excluding interest on
      deposits                                           $3,855       $4,203       $3,953        $4,793        $2,250        $1,092
                                                 ==================================================================================

Consolidated Ratios of Earnings
  to Combined Fixed Charges
  and Preferred Stock
  Dividend Requirements:
  Including interest on
  deposits
  (Line 4/Line 17)                                         1.07         1.18         1.21           .98           N/A          0.95
                                                 ==================================================================================

  Excluding interest on
   deposits
   (Line 6/Line 19)                                        1.09         1.24         1.32           .97           N/A          0.93
                                                 ==================================================================================


For the years ended December 31, 1999 and 1998, earnings, as defined, did not cover fixed charges, and preferred stock dividend requirements, including and excluding interest on deposits, by $1,510 million and by $126 million, respectively, as a result of a net loss recorded during the period. For the six months ended June 30, 2000, earnings, as defined, did not cover fixed charges, and preferred stock dividend requirements, including and excluding interest on deposits by $77 million.
N/A - Not Applicable.